UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2007

Astec Industries, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	0-14714	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road
Chattanooga, Tennessee 37421
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (423) 899-5898

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Previously announced Credit Agreement between Astec Industries, Inc. and certain of its Subsidiaries and Wachovia Bank, National Association is now complete.

On April 19, 2007 Astec Industries, Inc and certain of its subsidiaries (the Company) announced that the Company had entered into an unsecured credit agreement with Wachovia Bank, National (Lender) whereby the Lender agreed to extend to the Company an unsecured line of credit loan of up to $100,000,000 including a sub-limit for letters of credit of up to $15,000,000. At the time of the announcement, he effectiveness of the new credit agreement, including access to the facility and the applicability of the principal operative affirmative and negative covenants contained therein, remained subject to the satisfaction of certain customary closing conditions. The closing conditions have now been satisfied and the agreement is now effective.

The new credit agreement replaced the secured credit facility the Company previously had in place with General Electric Capital Corporation ("GECC"). There were no outstanding revolving or term loan borrowings under the GECC credit facility at the time of transition.

The new credit facility is unsecured and has an original term of three years (which is subject to further extensions as provided therein). The interest rate for borrowings is a function of the Adjusted LIBOR Rate or Adjusted LIBOR Market Index Rate, as elected by the Borrower, plus a margin based upon a leverage ratio pricing grid ranging between 0.5% and 1.5%. As of May 1, 2007, the applicable margin based upon the leverage ratio pricing grid would be equal to 0.5% if any amounts were outstanding under the agreement. The new credit facility requires no principal amortization and interest only payments are due, in the case of loans bearing interest at the Adjusted LIBOR Market Index Rate, monthly in arrears and, in the case of loans bearing at the Adjusted LIBOR Rate, at the end of the applicable interest period therefore.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTEC INDUSTRIES, INC.

Date: May 7, 2007	By:/s/ F. McKamy Hall F. McKamy Hall Vice President and Chief Financial Officer (Principal Financial Officer)